Exhibit 2.n.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Selected Condensed Consolidated Financial Data,” “Senior Securities,” and “Independent Registered Public Accounting Firm” and to the use of our reports dated (i) February 27, 2012, with respect to the consolidated financial statements of American Capital, Ltd. as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011 and the consolidated financial highlights for each of the five years in the period ended December 31, 2011, (ii) February 27, 2012, with respect to the schedule 12-14 as of and for the year ended December 31, 2011, and (iii) September 14, 2012, with respect to the senior securities table as of December 31, 2011 and 2010, included in the Registration Statement (Form N-2 No. 333-_______) and related Prospectus of American Capital, Ltd. for the registration of common stock, preferred stock, or debt securities up to an aggregate initial offering price of $1,000,000,000.

/s/ Ernst & Young LLP

McLean, Virginia
September 14, 2012